Filed Pursuant to Rule 424(b)(4)
Registration No. 333-219589

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated September 29, 2017)

Aethlon Medical, Inc.

This prospectus supplement relates to the prospectus dated October 3, 2017 relating to the following common stock as originally listed in the prospectus for which shares underlying warrants may be sold from time to time under the prospectus:

5,454,546 Shares of Common Stock underlying 5,454,546 Common Warrants each to purchase 1 Share of Common Stock

or

Up to 5,454,546 Pre-funded Units (each Pre-funded Unit contains 1 Pre-funded Warrant to Purchase 1 Share of Common Stock and 1 Common Warrant to Purchase

1 Share of Common Stock

(5,454,546 Shares of Common Stock Underlying the Pre-funded Warrants) and

(5,454,546 Shares of Common Stock Underlying the Common Warrants)

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-219589, originally filed on September 29, 2017, and does not cover securities beyond those covered by the existing Registration Statement.

We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $6,000,000.00 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus as set forth in the prospectus. The stockholders may sell the shares directly or through underwriters, brokers or dealers. The stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 76 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 1, 2018 and Current Report on Form 8-K filed on January 10, 2018. Accordingly, we have attached the referenced Quarterly Report on Form 10-Q and Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On February 14, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.69 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 15, 2018.

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2017

OR

☐     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____to_____

COMMISSION FILE NUMBER 001-37487

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	13-3632859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9635 GRANITE RIDGE DRIVE, SUITE 100, SAN DIEGO, CA 92123

(Address of principal executive offices)    (Zip Code)

(858) 459-7800

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   YES   ☒    NO   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (ss.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   YES ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES   ☐    NO   ☒

As of January 31, 2018, the registrant had outstanding 16,580,326 shares of common stock, $0.001 par value.

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PART I. FINANCIAL INFORMATION

ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	March 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash	$5,610,799	$1,559,701
Prepaid expenses and other current assets	14,537	37,551
Total current assets	5,625,336	1,597,252

Property and equipment, net	32,398	29,223
Patents and patents pending, net	78,123	84,996
Deposits	14,897	14,897
Total assets	$5,750,754	$1,726,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$211,406	$484,423
Due to related parties	64,466	57,866
Other current liabilities	60,534	69,467
Total current liabilities	336,406	611,756

Convertible notes payable, net	810,866	519,200

Total liabilities	1,147,272	1,130,956

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, par value $0.001 per share; 30,000,000 shares authorized as of December 31, 2017 and March 31, 2017; 15,367,658 and 8,797,086 shares issued and outstanding as of December 31, 2017 and March 31, 2017, respectively	15,368	8,796
Additional paid-in capital	102,820,906	94,445,739
Accumulated deficit	(98,138,853)	(93,778,156)
Total Aethlon Medical, Inc. stockholders’ equity before noncontrolling interests	4,697,421	676,379

Noncontrolling interests	(93,939)	(80,967)

Total stockholders’ equity	4,603,482	595,412

Total liabilities and stockholders’ equity	$5,750,754	$1,726,368

See accompanying notes.

3

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Month Periods Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Nine Months Ended December 31, 2017	Nine Months Ended December 31, 2016

REVENUES

Government contract revenue	$74,813	$–	$74,813	$392,073

OPERATING EXPENSES

Professional fees	439,117	416,866	1,165,318	1,495,597
Payroll and related expenses	663,245	635,698	1,911,553	2,793,888
General and administrative	136,078	182,982	557,991	696,662
Total operating expenses	1,238,440	1,235,546	3,634,862	4,986,147
OPERATING LOSS	(1,163,627)	(1,235,546)	(3,560,049)	(4,594,074)

OTHER EXPENSE (INCOME)
Interest and other debt expenses	55,912	36,565	306,495	115,308
Loss on share for warrant exchanges	–	–	130,214	–
(Gain)/loss on debt extinguishment	–	(58,691)	376,909	558,198
Warrant repricing expense	–	–	–	345,841
Total other expense (income)	55,912	(22,126)	813,618	1,019,347
NET LOSS BEFORE NONCONTROLLING INTERESTS	(1,219,539)	(1,213,420)	(4,373,667)	(5,613,421)

LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(4,532)	(7,689)	(12,972)	(23,088)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,215,007)	$(1,205,731)	$(4,360,695)	$(5,590,333)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.08)	$(0.15)	$(0.40)	$(0.72)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	14,950,701	7,927,031	10,927,106	7,768,682

See accompanying notes.

4

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended December 31, 2017 and 2016

(Unaudited)

	Nine Months Ended December 31, 2017	Nine Months Ended December 31, 2016
Cash flows from operating activities:
Net loss	$(4,373,667)	$(5,613,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,402	26,365
Stock based compensation	887,607	1,880,150
Warrant repricing expense	–	345,841
Common stock issued for services	33,600	–
Loss on share for warrant exchanges	130,214	–
Loss on debt extinguishment	376,909	558,198
Amortization of debt discount and deferred financing costs	215,376	65,637
Changes in operating assets and liabilities:
Accounts receivable	–	199,471
Prepaid expenses and other current assets	23,014	21,522
Accounts payable and other current liabilities	(219,806)	51,053
Due to related parties	6,600	(86,750)
Net cash used in operating activities	(2,892,751)	(2,551,934)

Cash flows from investing activities:
Purchases of property and equipment	(23,705)	(2,961)
Net cash used in investing activities	(23,705)	(2,961)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	7,166,081	554,306
Proceeds from the issuance of convertible notes payable, net	–	577,460
Cash paid for repurchase of restricted stock units	(198,527)	(71,993)
Net cash provided by financing activities	6,967,554	1,059,773

Net increase (decrease) in cash	4,051,098	(1,495,122)

Cash at beginning of period	1,559,701	2,123,737

Cash at end of period	$5,610,799	$628,615

Supplemental disclosures of non-cash investing and financing activities:

Issuance of shares under conversions of convertible notes payable and related accrued interest	$362,765	$61,766

Issuance of shares under vested restricted stock units	$120	$33

Recorded debt discount on convertible notes	$–	$863,868

Issuance of shares under cashless warrant exchanges	$–	$3

Reclassification of accrued interest to convertible notes payable	$–	$85,031

See accompanying notes.

5

AETHLON MEDICAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2017

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION

Aethlon Medical, Inc. and subsidiary (collectively, “Aethlon”, the “Company”, “we” or “us”) are a medical technology company focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is an early clinical-stage therapeutic device designed for the single-use removal of life-threatening viruses from the circulatory system of infected individuals. We believe the Hemopurifier can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure objectives set forth by the U.S. Government to protect citizens from bioterror and pandemic threats. In small-scale or early feasibility human studies, the Hemopurifier has been administered to individuals infected with HIV, Hepatitis-C, and Ebola. Additionally, the Hemopurifier has been validated to capture Zika virus, Lassa virus, MERS-CoV, Cytomegalovirus, Epstein-Barr virus, Herpes Simplex virus, Chikungunya virus, Dengue virus, West Nile virus, Smallpox-related viruses, H1N1 Swine Flu virus, H5N1 Bird Flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these validations were conducted in collaboration with leading government or non-government research institutes. Domestically, we are focused on the clinical advancement of the Hemopurifier through investigational device exemptions (IDEs) approved by FDA. We recently concluded a feasibility study to demonstrate the safety of our device in health-compromised individuals infected with a viral pathogen.

We are also the majority owner of Exosome Sciences, Inc. (ESI), a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s endeavors is the advancement of a TauSomeTM biomarker candidate to diagnose Chronic Traumatic Encephalopathy (CTE) in the living. ESI previously documented that TauSome levels in former NFL players to be nine times higher than same age-group control subjects.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we intend to sell this device. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier treatment technology.

Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. Our website address is www.aethlonmedical.com.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “AEMD.”

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

During the nine months ended December 31, 2017, there have been no changes to our significant accounting policies as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 8 of the Securities and Exchange Commission (SEC) Regulation S-X. Accordingly, they should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2017, included in the Company's Annual Report on Form 10-K filed with the SEC on June 28, 2017. The accompanying unaudited condensed consolidated financial statements include the accounts of Aethlon Medical, Inc. and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the condensed consolidated financial statements as of and for the nine months ended December 31, 2017. Estimates were made relating to useful lives of fixed assets, valuation allowances, the fair value of warrants, impairment of assets, share-based compensation expense and accruals for clinical trial and research and development expenses. Actual results could differ materially from those estimates. Certain amounts previously reported in the financial statements have been reclassified to conform to the current presentation. Such reclassifications did not affect net loss, equity or cash flows. The accompanying condensed consolidated balance sheet at March 31, 2017 has been derived from the audited consolidated balance sheet at March 31, 2017, contained in the above referenced 10-K. The results of operations for the nine months ended December 31, 2017 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

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LIQUIDITY AND GOING CONCERN

Management expects existing cash as of December 31, 2017 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these interim financial statements.

2. LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. The weighted average number of common shares outstanding for the three and nine months ended December 31, 2017 includes 46,125 vested restricted stock units. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2017 and 2016, a total of 9,143,480 and 3,810,642 potential common shares, respectively, consisting of shares underlying outstanding stock options, warrants, unvested restricted stock units and convertible notes payable were excluded as their inclusion would be antidilutive.

3. RESEARCH AND DEVELOPMENT EXPENSES

Our research and development costs are expensed as incurred. We incurred research and development expenses during the three and nine month periods ended December 31, 2017 and 2016, which are included in various operating expense line items in the accompanying condensed consolidated statements of operations. Our research and development expenses in those periods were as follows:

	December 31,	December 31,
	2017	2016
Three months ended	$129,207	$178,440
Nine months ended	$462,640	$497,075

4. FUTURE ACCOUNTING PRONOUNCEMENTS

Management is evaluating significant recent accounting pronouncements that are not yet effective for us, including the new accounting standard on improvements to employee share based payment accounting, ASU 2016-09 (Topic 718), the new accounting standard related to leases, ASU 2016-02 (Topic 842), the new accounting standard for recognition and measurement of financial assets and financial liabilities, and have not yet concluded whether any such pronouncements will have a significant effect on our future consolidated financial statements.

Regarding the new accounting standard on revenue recognition, ASU 2014-09 (Topic 606), which will be effective on April 1, 2018, management believes that as long as its contracts with government entities consist of firm, fixed price arrangements with payments that are triggered by achieving contractually stated milestones that new standard will not have a significant effect on our future consolidated financial statements.

5. CONVERTIBLE NOTES PAYABLE, NET

Convertible Notes Payable, Net consisted of the following at December 31, 2017:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$612,811	$(112,194)	$500,617	$19,066
December 2016 10% Convertible Notes	379,780	(69,531)	310,249	11,820
Total Convertible Notes Payable, Net	$992,591	$(181,725)	$810,866	$30,886

7

During the nine months ended December 31, 2017, we recorded interest expense of $87,641 related to the contractual interest rates of our convertible notes and interest expense of $215,376 related to the amortization of the note discount for a total interest expense of $303,017 related to our convertible notes. All of the unamortized discount at December 31, 2017 related to the note discount established upon the June 2017 amendment to both the November 2014 10% Convertible Notes and the December 2016 10% Convertible Notes (see below).

During the nine months ended December 31, 2016, we recorded interest expense of $47,730 related to the contractual interest rates of our convertible notes, interest expense of $27,641 related to the amortization of deferred financing costs and interest expense of $37,996 related to the amortization of note discounts for a total interest expense of $113,367 related to our convertible notes.

Convertible Notes Payable, Net consisted of the following at March 31, 2017 (our most recent fiscal year end):

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$612,811	$(275,363)	$337,448	$2,555
December 2016 10% Convertible Notes	680,400	(498,648)	181,752	2,836
Total Convertible Notes Payable, Net	$1,293,211	$(774,011)	$519,200	$5,391

NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 (the “Notes”) and (ii) five year warrants to purchase up to 47,125 shares of common stock at a fixed exercise price of $8.40 per share (the “Warrants”). These Notes bear interest at the annual rate of 10% and originally matured on April 1, 2016.

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000, a $27,780 due diligence fee and an original issuance discount of $50,000. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the Notes using the effective interest method.

These Notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the Notes or the Warrants.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature.

Initial Amendment of the November 2014 10% Convertible Note Terms

On November 12, 2015, we entered into an amendment of terms (“Amendment of Terms”) with the two investors that participated in the November 2014 10% Convertible Notes. The Amendment of Terms modified the terms of the subscription agreement, Notes and Warrants held by those investors to, among other things, extended the maturity date of the Notes from April 1, 2016 to June 1, 2016, temporarily reduced the number of shares that we must reserve with respect to conversion of the Notes, and temporarily suspended the time period during which one of the investors may exercise its Warrants. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000, which we recorded as deferred financing costs and amortized over the remaining term of the notes.

Second Amendment and Extension of the November 2014 10% Convertible Notes

On June 27, 2016, we and certain investors entered into further Amendments (the “Amendments”) to the Notes and the Warrants. The Amendments provide that the Maturity Date (as defined in the Notes) was extended from June 1, 2016 to July 1, 2017 and that the conversion price per share of the Notes was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price (as defined in the Warrants) from $8.40 per share to $5.00 per share of common stock. In connection with these modifications, each of the investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, (the “2015 SPA”) to which we, the investors and certain other investors are parties, in order to facilitate an at-the-market equity program (see Note 6).

8

The Amendments also increase the principal amount of the Notes to $692,811 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and conversion price of the Note.

We also issued to the investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of common stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of common stock. We issued the New Warrants in substantially the same form as the prior Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the prior Warrants will expire.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments” (“ASC 470-50-40”). Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a loss on debt extinguishment of $536,889 and recognized an extension fee expense of $80,000, which are included in other (income) expenses in the accompanying condensed consolidated statements of operations. The debt extinguishment is comprised from the fair value of prior warrants issued in connection with the Notes of $287,676, as well as $325,206 related to beneficial conversion feature and offset by debt discount of $75,993. The beneficial conversion feature is a result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Third Amendment and Extension of the November 2014 10% Convertible Notes

In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

June 2017 Amendment to the November 2014 10% Convertible Notes

In June 2017, we agreed with the holders of the November 2014 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the Notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. Under the extinguishment accounting we recorded a loss on debt extinguishment of $178,655 and recalculated a revised debt discount on the notes.

The following table shows the changes to the principal balance of the November 2014 10% Convertible Notes:

Activity in the November 2014 10% Convertible Notes
Initial principal balance	$527,780
Increase in principal balance under the second amendment (see above)	165,031
Conversions during the fiscal year ended March 31, 2017	(80,000)
Balance as of December 31, 2017	$612,811

DECEMBER 2016 10% CONVERTIBLE NOTES

In December 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”).

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The Notes bear interest at the rate of 10% per annum, and the principal amount and all accrued and unpaid interest thereon is convertible into shares of our common stock at a $4.00 per share conversion price, which is subject to customary adjustment provisions for stock splits, dividends, recapitalizations and the like. The Notes mature on July 1, 2018 and are subject to customary and usual terms for events of default and the like. Each Holder has contractually agreed to restrict its ability to convert its Note such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is being amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $262,718 related to the beneficial conversion feature. We also recorded deferred financing costs of $102,940, which was composed of an 8% original issue discount of $50,400, a $30,000 due diligence fee (which was paid in the form of a note), $22,500 in legal fees, and a $40 bank charge. The combination of the above items led to a combined discount against the convertible notes of $598,376.

June 2017 Amendment to the December 2016 10% Convertible Notes

In June 2017, we agreed with the holders of the December 2016 10% Convertible Notes to an extension of the expiration dates of the notes from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the notes was evaluated under ASC 470-50-40 and the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. Under the extinguishment accounting we recorded a loss on debt extinguishment of $198,254 and recalculated a revised debt discount on the notes.

The following table shows the changes to the principal balance of the December 2016 10% Convertible Notes:

Activity in the December 2016 10% Convertible Notes
Initial principal balance	$680,400
Conversions during the nine months ended December 31, 2017	(300,620)
Balance as of December 31, 2017	$379,780

6. EQUITY TRANSACTIONS IN THE NINE MONTHS ENDED DECEMBER 31, 2017

October 2017 Public Offering

On October 4, 2017, we consummated a public offering of 5,454,546 shares of common stock and warrants to purchase 5,454,546 shares of common stock, for total gross proceeds of $6.0 million. The offering was priced at $1.10 per unit with each unit comprised of one share of common stock and one common stock purchase warrant. Neither the warrants nor the units are listed on an exchange and therefore do not trade. The warrants carry a five-year term with an exercise price of $1.10 per share. The net proceeds of the offering were $5,289,735. H.C. Wainwright & Co. acted as exclusive placement agent for the offering.

Warrant Exercises

In December 2017, four investors that participated in the October 2017 Public Offering exercised 218,600 warrants for aggregate cash proceeds to us of $240,460 before expenses.

Common Stock Sales Agreement with H.C. Wainwright

On June 28, 2016, we entered into a Common Stock Sales Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which establishes an at-the-market equity program pursuant to which we may offer and sell shares of our common stock from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our common stock having an aggregate offering price of up to $12,500,000 (the “Shares”).

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Subject to the terms and conditions set forth in the Agreement, H.C. Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided H.C. Wainwright with customary indemnification rights, and H.C. Wainwright will be entitled to a commission at a fixed rate equal to three percent (3.0%) of the gross proceeds per Share sold. In addition, we have agreed to pay certain expenses incurred by H.C. Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement unless terminated earlier by either party as permitted under the Agreement (see Note 14).

Sales of the Shares, if any, under the Agreement shall be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with H.C. Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement.

In July 2016, we commenced sales of common stock under our Common Stock Sales Agreement with H.C. Wainwright. In the six months ended September 30, 2017, we raised aggregate net proceeds of $1,650,314 (net of $51,157 in commissions to H.C. Wainwright and $3,750 in other offering expenses) under this agreement through the sale of 601,504 shares at an average price of $2.74 per share of net proceeds.

In connection with our October 2017 Public Offering (see above), we agreed to restrict our ability to use the ATM facility for a 90 day period immediately post-closing.

Restricted Shares Issued for Services

During the nine months ended December 31, 2017, we issued 15,000 shares of restricted common stock at a price of $2.24 per share, the market price at time of issuance, in payment for investor relations consulting services valued at $33,600 based on the grant date closing market price of our common stock.

Share for Warrant Exchanges

During the nine months ended December 31, 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants and we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. We also agreed with those institutional investors that they would extend the expiration dates of convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share (see Note 5).

Additionally, we entered into an agreement with a former placement agent to issue 5,500 restricted shares in exchange for the cancellation of 11,000 warrants held by that placement agent. We measured the fair value of the shares issued and the fair value of the warrants exchanged for those shares and recorded losses for each of those exchanges based on the changes in fair value between the instruments exchanged. Based upon the fair value of the shares issued and warrants exchanged, we recorded a loss of $130,214 during the nine months ended December 31, 2017 for all of the above share for warrant exchanges.

Stock Option Issuances

During the nine months ended December 31, 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at an exercise price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee (see Note 9).

Termination of Restricted Share Grant

During the nine months ended December 31, 2017, we terminated a previously recorded but unissued share issuance of 68,000 shares under a fully vested restricted stock grant to our CEO and issued to him 32,674 shares as a net settlement of shares and the Company paid the withholding taxes associated with that share issuance in return for the cancellation of 35,326 shares. The compensation cost of that restricted stock grant had been fully recorded over prior fiscal years, therefore no expense was recorded regarding this net issuance.

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Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors granted RSUs to certain of our officers and directors and effective November 7, 2017, 127,659 additional RSUs were granted to our directors pursuant to the 2012 Non-Employee Directors Compensation Program. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs.

During the nine months ended December 31, 2017, 138,375 vested RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 71,081 of the RSUs were cancelled and we issued a net 67,294 shares to our executives (see Note 9).

During the nine months ended December 31, 2017, 63,829 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As one of our three outside directors elected to return 40% of his RSUs in exchange for cash in order to pay his withholding taxes on the share issuances, 10,638 of the RSUs were cancelled and we paid $12,127 in cash to that outside director (see Note 9).

7. RELATED PARTY TRANSACTIONS

Due to Related Parties

During the three months ended December 31, 2017, we accrued unpaid Board fees of $35,350 which are owed to our outside directors as of December 31, 2017. On March 31, 2017, we had accrued unpaid board fees of $28,250 owed to our outside directors.

8. OTHER CURRENT LIABILITIES

Other current liabilities were comprised of the following items:

	December 31,	March 31,
	2017	2017
Accrued interest	$30,886	$5,391
Other accrued liabilities	29,648	64,076
Total other current liabilities	$60,534	$69,467

9. STOCK COMPENSATION

The following tables summarize share-based compensation expenses relating to Restricted Stock Units (“RSU”s) and options granted and the effect on basic and diluted loss per common share during the three and nine month periods ended December 31, 2017 and 2016:

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Nine Months Ended December 31, 2017	Nine Months Ended December 31, 2016
Vesting of stock options and restricted stock units	$323,162	$306,159	$887,607	$1,880,150
Total stock-based compensation expense	$323,162	$306,159	$887,607	$1,880,150

Weighted average number of common shares outstanding – basic and diluted	14,950,701	7,927,031	10,927,106	7,768,682

Basic and diluted loss per common share attributable to stock-based compensation expense	$(0.02)	$(0.04)	$(0.08)	$(0.24)

All of the stock-based compensation expense recorded during the nine months ended December 31, 2017 and 2016, which totaled $887,607 and $1,880,150, respectively, is included in payroll and related expense in the accompanying condensed consolidated statements of operations.  Stock-based compensation expense recorded during the nine months ended December 31, 2017 and 2016 represented an impact on basic and diluted loss per common share of $(0.08) and $(0.24), respectively.

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We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The cumulative effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the nine months ended December 31, 2017 was insignificant.

Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors granted RSUs to certain of our officers and directors and effective November 7, 2017, 127,659 additional RSUs were granted to our directors pursuant to the 2012 Non-Employee Directors Compensation Program. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs. Our Compensation Committee recommended the grants based on a compensation assessment provided by a third-party compensation consulting firm engaged by us that developed a peer group of companies for market assessment and analyzed compensation at such companies.

The RSUs were granted under our Amended 2010 Stock Incentive Plan and we recorded expense of $842,095 in the nine months ended December 31, 2017 related to the RSU grants.

RSUs outstanding that have vested and are expected to vest as of December 31, 2017 are as follows:

Number of RSUs
Vested	46,125
Expected to vest	432,830
Total	478,955

During the nine months ended December 31, 2017, 138,375 vested RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 71,081 of the RSUs were cancelled and we issued a net 67,294 shares to our executives.

During the nine months ended December 31, 2017, 63,829 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As one of our three outside directors elected to return 40% of his RSUs in exchange for cash in order to pay his withholding taxes on the share issuances, 10,638 of the RSUs were cancelled and we paid $12,127 in cash to that outside director.

Stock Option Activity

During the nine months ended December 31, 2017, we issued options to four of our employees to purchase 34,500 shares of common stock at a price of $1.68 per share, the closing price on the date of the approval of the option grants by our compensation committee. There were no stock option grants during the nine months ended December 31, 2016.

Options outstanding that have vested and are expected to vest as of December 31, 2017 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Vested	432,047	$10.98	3.64
Expected to vest	27,000	$1.68	9.46
Total	459,047

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The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to stock option grants utilizing the Binomial Lattice option pricing models at, and during the nine months ended December 31, 2017:

Risk free interest rate	2.21%
Average expected life	10 years
Expected volatility	92.14%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

A summary of stock option activity during the nine months ended December 31, 2017 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Stock options outstanding at March 31, 2017	432,047	$3.80-$20.50	$10.98
Exercised	–	–	–
Granted	27,000	$1.68	$1.68
Cancelled/Expired	–	–	–
Stock options outstanding at December 31, 2017	459,047	$1.68-$20.50	$10.44
Stock options exercisable at December 31, 2017	432,047	$3.80-$20.50	$10.98

On December 31, 2017, our stock options had no intrinsic value since the closing price on that date of $1.13 per share was below the weighted average exercise price of our stock options.

At December 31, 2017, there was approximately $2.2 million of unrecognized compensation cost related to share-based payments, which is expected to be recognized over a weighted average period of 1.72 years.

10. WARRANTS

During the nine months ended December 31, 2017, we issued 5,618,182 warrants, including 163,636 warrants issued to the placement agent, H.C. Wainwight & Co., in connection with our October 2017 Public Offering (see Note 6). Those warrants have a five year term and have an exercise price of $1.10 per share.

The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to warrants utilizing the Binomial Lattice option pricing models, issued during the nine months ended December 31, 2017:

Risk free interest rate	1.38% - 1.92%
Average expected life	5 years
Expected volatility	100.2% - 111.1%
Expected dividends	None

A summary of warrant activity during the nine months ended December 31, 2017 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Warrants outstanding at March 31, 2017	2,604,096	$2.10 - $12.05	$3.64
Exercised	(218,600)	$1.10	$1.10
Issued	5,618,182	$1.10	$1.10
Cancelled/Expired	(139,357)	$5.00 –$15.00	$6.52
Warrants outstanding at December 31, 2017	7,864,321	$1.10 - $12.05	$1.38
Warrants exercisable at December 31, 2017	7,864,321	$1.10 - $12.05	$1.38

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The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to warrants utilizing the Binomial Lattice option pricing models issued during the nine months ended December 31, 2016:

Risk free interest rate	0.79% – 1.38%
Average expected life	3 months – 2.33 years
Expected volatility	65.9% – 111.1%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

Based on the above assumptions, we valued the warrants that were exchanged for common stock (see Note 6) during the nine months ended December 31, 2017 at $130,214.

11. GOVERNMENT CONTRACTS AND RELATED REVENUE RECOGNITION

National Institutes of Health (“NIH”)

We entered into a contract with the NIH on September 15, 2017. This award is under the NIH’s Small Business Innovation Research (SBIR) program which is designed to fund early stage small businesses that are seeking to commercialize innovative biomedical technologies. The title of the award is SBIR Topic 359 Phase 1 Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes.

The award from NIH is a firm, fixed-price contract with potential total payments to us of $299,250 over the course of nine months.

Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each period of the contract. The NIH also has the unilateral right to require us to perform additional work under an option period for an additional fixed amount of $49,800.

Under the terms of the contract, we must perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

In October 2017, we completed the first milestone on this contract and invoiced NIH for the $74,812.50 payment associated with that milestone.

The details of that milestone were as follows:

Milestone HHSN261201700022C-01 – Prepare and present the kick-off presentation to NIH. The milestone payment was $74,812.50. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We prepared and presented the kick-off presentation to NIH. The report was accepted by NIH and the invoice was submitted thereafter.

Defense Advanced Research Projects Agency (“DARPA”)

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third-party participants under the contract. We commenced work under the contract in October 2011 and completed the contract in September 2016.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

The DARPA contract concluded on September 30, 2016.

In the nine months ended December 31, 2016, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438.

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The details of those milestones were as follows:

Milestone 2.6.1.3 - Quantify the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We quantified the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.6.1.4 – Prepare and present Final Report for DARPA. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We prepared and presented the Final Report for DARPA. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

12. SEGMENTS

We operate our businesses principally through two reportable segments: Aethlon, which represents our therapeutic business activities, and ESI, which represents our diagnostic business activities. Our reportable segments have been determined based on the nature of the potential products being developed. We record discrete financial information for ESI and our chief operating decision maker reviews ESI’s operating results in order to make decisions about resources to be allocated to the ESI segment and to assess its performance.

Aethlon’s revenue is generated primarily from government contracts to date and ESI does not yet have any revenues. We have not included any allocation of corporate overhead to the ESI segment.

The following tables set forth certain information regarding our segments:

	Nine Months Ended December 31,
	2017	2016
Revenues:
Aethlon	$74,813	$392,073
ESI	–	–
Total Revenues	$74,813	$392,073

Operating Losses:
Aethlon	$(3,495,189)	$(4,478,631)
ESI	(64,860)	(115,443)
Total Operating Loss	$(3,560,049)	$(4,594,074)

Net Losses:
Aethlon	$(4,308,807)	$(5,497,978)
ESI	(64,860)	(115,443)
Net Loss Before Non-Controlling Interests	$(4,373,667)	$(5,613,421)

Cash:
Aethlon	$5,610,061	$625,531
ESI	738	3,084
Total Cash	$5,610,799	$628,615

Total Assets:
Aethlon	$5,745,031	$752,578
ESI	5,723	37,019
Total Assets	$5,750,754	$789,597

Capital Expenditures:
Aethlon	$23,705	$2,961
ESI	–	–
Capital Expenditures	$23,705	$2,961

Depreciation and Amortization:
Aethlon	$27,402	$16,322
ESI	–	10,043
Total Depreciation and Amortization	$27,402	$26,365

Interest Expense:
Aethlon	$(306,495)	$(115,308)
ESI	–	–
Total Interest Expense	$(306,495)	$(115,308)

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13. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We currently rent approximately 2,600 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 at the rate of $6,054 per month on a four-year lease that expires in May 2018. We also rent approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,548 per month on a one-year lease that was extended to an expiration date of November 30, 2018.

Rent expense, which is included in general and administrative expenses, approximated $100,000 and $114,000 for the nine month periods ended December 31, 2017 and 2016, respectively.

Legal Matters

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

14. SUBSEQUENT EVENTS

Management has evaluated events subsequent to December 31, 2017 through the date that the accompanying condensed consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

Warrant Exercises – Subsequent to December 31, 2017, sixteen investors that participated in the October 2017 public offering exercised 852,700 warrants for aggregate cash proceeds to us of $937,970 before expenses.

ATM Sales -- Subsequent to December 31, 2017, we sold common stock under our Common Stock Sales Agreement with H.C. Wainwright (see Note 6) and from those sales raised net proceeds of $454,654 (after deducting $14,123 in commissions to H.C. Wainwright and $1,998 in other offering expenses), utilizing the sales agreement through the sale of 340,000 shares at an average price of $1.34 per share of net proceeds.

Restricted Stock Unit (“RSU”) Issuances – In January 2018, 46,125 RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSUs in exchange for the Company paying the related withholding taxes on the share issuance, 26,157 of the RSUs were cancelled, and we issued a net 19,968 shares to our executives.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by, the condensed consolidated financial statements and notes thereto included in Item 1 in this Quarterly Report on Form 10-Q. This item contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

FORWARD LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this Form 10-Q are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aethlon Medical, Inc. ("we" or "us") to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements contained in this Form 10-Q. Such potential risks and uncertainties include, without limitation, completion of our capital-raising activities, U.S. Food and Drug Administration, or FDA, approval of our products, other regulations, patent protection of our proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors detailed herein and in other of our filings with the Securities and Exchange Commission (the “Commission”). The forward-looking statements are made as of the date of this Form 10-Q, and we assume no obligation to update the forward-looking statements, or to update the reasons actual results could differ from those projected in such forward-looking statements.

Overview

Aethlon Medical, Inc. and subsidiary (collectively, “Aethlon”, the “Company”, “we” or “us”) are a medical technology company focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is an early clinical-stage therapeutic device designed for the single-use removal of life-threatening viruses from the circulatory system of infected individuals. We believe the Hemopurifier can be a part of the broad-spectrum treatment of life-threatening highly glycosylated viruses that are not addressed with an already approved treatment countermeasure objectives set forth by the U.S. Government to protect citizens from bioterror and pandemic threats. In small-scale or early feasibility human studies, the Hemopurifier has been administered to individuals infected with HIV, Hepatitis-C, and Ebola. Additionally, the Hemopurifier has been validated to capture Zika virus, Lassa virus, MERS-CoV, Cytomegalovirus, Epstein-Barr virus, Herpes Simplex virus, Chikungunya virus, Dengue virus, West Nile virus, Smallpox-related viruses, H1N1 Swine Flu virus, H5N1 Bird Flu virus, and the reconstructed Spanish flu virus of 1918. In several cases, these validations were conducted in collaboration with leading government or non-government research institutes. Domestically, we are focused on the clinical advancement of the Hemopurifier through investigational device exemptions (IDEs) approved by FDA. We recently concluded a feasibility study to demonstrate the safety of our device in health-compromised individuals infected with a viral pathogen.

We are also the majority owner of Exosome Sciences, Inc. (ESI), a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Included among ESI’s endeavors is the advancement of a TauSomeTM biomarker candidate to diagnose Chronic Traumatic Encephalopathy (CTE) in the living. ESI previously documented that TauSome levels in former NFL players to be nine times higher than same age-group control subjects.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we intend to sell this device. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier treatment technology.

Our executive offices are located at 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our telephone number is (858) 459-7800. Our website address is www.aethlonmedical.com.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “AEMD.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123. Our phone number at that address is (858) 459-7800. Our Web site is http://www.aethlonmedical.com.

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RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2017 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2016

Revenues

We recorded any $74,813 of government contract revenue in the three months ended December 31, 2017 and we did not record any government contract revenue in the three months ended December 31, 2016. That revenue arose from work performed under our government contract with the National Institutes of Health, or NIH, as follows:

	Three Months Ended 12/31/17	Three Months Ended 12/31/16	Change in Dollars
NIH Contract	$74,813	$–	$74,813
Total Government Contract Revenue	$74,813	$–	$74,813

NIH Contract

We entered into a contract with the NIH on September 15, 2017. This award is under the NIH’s Small Business Innovation Research (SBIR) program which is designed to fund early stage small businesses that are seeking to commercialize innovative biomedical technologies. The title of the award is SBIR Topic 359 Phase 1 Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes.

The award from NIH is a firm, fixed-price contract with potential total payments to us of $299,250 over the course of nine months.

Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each period of the contract. The NIH also has the unilateral right to require us to perform additional work under an option period for an additional fixed amount of $49,800.

Under the terms of the contract, we must perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

In the three months ended December 31, 2017, we completed the first milestone on this contract and invoiced NIH for the $74,812.50 payment associated with that milestone.

Operating Expenses

Consolidated operating expenses for the three months ended December 31, 2017 were $1,238,440 in comparison with $1,235,546 for the comparable period a year ago. This increase of $2,894, or 0.2%, was due to an increase in payroll and related expenses of $27,547, a $22,251 increase in professional fees and a $46,904 decrease in general and administrative expenses.

The $27,547 increase in payroll and related expenses was due to a $17,003 increase in stock-based compensation and to a $10,545 increase in our cash-based payroll and related expenses due to bonuses given to our support and scientific staff.

The $22,251 increase in our professional fees was due to an increase in our professional fees of $37,962, which was partially offset by a decrease in our professional fees at ESI of $15,711. The $37,962 decrease in our professional fees was due to a $62,864 increase in our legal fees, a $22,022 increase in our investor relations fees, a $14,069 increase in our accounting fees, a $7,358 increase in our marketing expenses, and a $6,100 increase in our directors’ fees due to an increase in our Board of Directors, which were partially offset by a $51,548 decrease in our scientific consulting expenses and a $25,000 decrease in business development expenses.

The $46,904 decrease in general and administrative expenses was primarily due to a $34,324 decrease in our clinical trial expenses, a $6,519 decrease in the cost of our lab supplies and a $4,743 refund on previous state franchise tax payments.

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Other Expense

Other expense during the three months ended December 31, 2017 and 2016 consisted of interest expense and a gain on debt extinguishment. Other expense for the three months ended December 31, 2017 was other expense of $55,912 in comparison with other income of $22,126 for the three months ended December 31, 2016.

The following table breaks out the various components of our other expense (income) for both periods:

	Three Months Ended	Three Months Ended
	12/31/17	12/31/16	Change
Gain on Debt Extinguishment	$–	$(58,691)	$58,691
Interest Expense	55,912	36,565	19,347
Total Other Expense (Income)	$55,912	$(22,126)	$78,038

Interest Expense

Interest expense was $55,912 for the three months ended December 31, 2017 compared to $36,565 in the corresponding prior period, an increase of $19,347. The various components of our interest expense are shown in the following table:

	Three Months Ended	Three Months Ended
	12/31/17	12/31/16	Change
Interest Expense	$25,625	$17,567	$8,058
Amortization of Note Discounts	30,287	18,998	11,289
Total Interest Expense	$55,912	$36,565	$19,347

As noted in the above table, the factors in the $19,347 increase in interest expense were the $8,058 increase in our contractual interest expense and the $11,289 increase in the amortization of note discounts, which related to the amortization against the discount on our convertible notes.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests increased from approximately $1,213,000 in the three month period ended December 31, 2016 to $1,220,000 in the three month period ended December 31, 2017.

Basic and diluted loss attributable to common stockholders were ($0.08) for the three month period ended December 31, 2017 compared to ($0.15) for the period ended December 31, 2016.

NINE MONTHS ENDED DECEMBER 31, 2017 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2016

Revenues

We recorded government contract revenue of $74,813 in the nine months ended December 31, 2017 and we recorded government contract revenue of $392,073 in the nine months ended December 31, 2016. This revenue arose from work performed under our government contracts with the National Institutes of Health, or NIH, with the Defense Advanced Research Projects Agency, or DARPA, and our government subcontract with Battelle Memorial Institute as follows:

	Nine Months Ended 12/31/17	Nine Months Ended 12/31/16	Change in Dollars
NIH Contract	$74,813	$–	$74,813
DARPA Contract	–	387,438	(387,438)
Battelle Subcontract	–	4,635	(4,635)
Total Government Contract Revenue	$74,813	$392,073	$(317,260)

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NIH Contract

We entered into a contract with the NIH on September 15, 2017. This award is under the NIH’s Small Business Innovation Research (SBIR) program which is designed to fund early stage small businesses that are seeking to commercialize innovative biomedical technologies. The title of the award is SBIR Topic 359 Phase 1 Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes.

The award from NIH is a firm, fixed-price contract with potential total payments to us of $299,250 over the course of nine months.

Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each period of the contract. The NIH also has the unilateral right to require us to perform additional work under an option period for an additional fixed amount of $49,800.

Under the terms of the contract, we must perform certain incremental work towards the achievement of specific milestones against which we will invoice the government for fixed payment amounts.

In the nine months ended December 31, 2017, we completed the first milestone on this contract and invoiced NIH for the $74,812.50 payment associated with that milestone.

DARPA Contract & Battelle Subcontract

Previously, we generated contract revenue under a contract with DARPA that we entered into on September 30, 2011. Under the DARPA award, we were engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. That contract was completed on September 30, 2016 and the related subcontract with Battelle was completed in March 2017. In the nine months ended December 31, 2016, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438.

Operating Expenses

Consolidated operating expenses for the nine months ended December 31, 2017 were $3,634,862 in comparison with $4,986,148 for the comparable period a year ago. This decrease of $1,351,286, or 27.1%, was due to a decrease in payroll and related expenses of $882,335, a decrease in professional fees of $330,279 and a $138,672 decrease in general and administrative expenses.

The $882,335 decrease in payroll and related expenses was primarily due to a $992,543 decrease in stock-based compensation. The decrease in stock-based compensation was due to the upfront vesting percentage of the RSU grants to our officers and directors in August 2016. Our cash-based payroll and related expenses increased by $110,208 due to headcount additions in our scientific staff.

The $330,279 decrease in our professional fees was due to decreases in our non-DARPA-related professional fees of $263,328, in our DARPA-related professional fees of $38,928 and in our professional fees at ESI of $28,023. The $263,328 decrease in our non-DARPA-related professional fees was due to a $124,941 decrease in our legal fees, a $123,859 decrease in scientific consulting expenses, and a $110,000 decrease in business development expenses which were partially offset by a $64,949 increase in marketing expenses, a $17,014 increase in website service expense and a $5,732 increase in investor relations expenses.

The $138,672 decrease in general and administrative expenses was primarily due to decreases of $101,757 in our DARPA-related general and administrative expenses and $22,224 in the general and administrative expenses at ESI.

Other Expense

Other expense during the nine months ended December 31, 2017 and 2016 consisted of losses on debt extinguishment, warrant repricing expense, losses on share for warrant exchanges and interest expense. Other expense for the nine months ended December 31, 2017 was other expense of $813,618 in comparison with other expense of $1,019,347 for the nine months ended December 31, 2016.

The following table breaks out the various components of our other expense for both periods:

	Nine Months Ended	Nine Months Ended
	12/31/17	12/31/16	Change
Loss on Debt Extinguishment	$376,909	$558,198	$(181,289)
Loss on Warrant Repricing	–	345,841	(345,841)
Loss on Share for Warrant Exchanges	130,214	–	130,214
Interest Expense	306,495	115,308	191,187
Total Other Expense	$813,618	$1,019,347	$(205,729)

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Loss on Debt Extinguishment

Our loss on debt extinguishment for the nine months ended December 31, 2017 arose from a $376,909 loss associated with the June 2017 amendments to our convertible notes. This compared to a loss of debt extinguishment of $558,198 for the nine months ended December 31, 2016 - see below for additional information.

June 2017 Amendments – The $376,909 loss on debt extinguishment in the six months ended September 30, 2017 arose from an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors (see Loss on Share for Warrant Exchanges below). Additionally, we agreed with those investors that they would extend the expiration dates of the convertible notes held by those investors from July 1, 2018 to July 1, 2019 in exchange for the reduction of the conversion price of those notes from $4.00 per share to $3.00 per share. The modification of the notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting.

June 2016 Amendments - This loss on debt extinguishment arose from the Amendments (the “Amendments”) to our November 2014 convertible notes The Amendments provided that the maturity date of the notes was extended from June 1, 2016 to July 1, 2017 and that the conversion price was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price of warrants issued in connection with the notes from $8.40 per share to $5.00 per share. In connection with these modifications, each of the Investors signed a consent and waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a securities purchase agreement dated June 23, 2015, (the “2015 SPA”) to which we, the Investors and certain other investors are parties, in order to facilitate an at-the-market equity program described in the liquidity and capital resources section of this report below. This loss also included an $80,000 fee to extend the November 2014 convertible notes from June 1, 2016 to July 1, 2017. The $80,000 amount was not a cash payment but rather was added to the principal of the notes.

This modification of the notes was also evaluated under ASC Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting.

Loss on Warrant Repricing

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described in the notes to the Financial Statements. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the market equity program described in the notes to the Financial Statements.

We measured the change in fair value that arose from the reduction in exercise price from $15.00 to $5.00 and recorded a charge of $345,841 to our other expense to reflect this change.

Loss on Share for Warrant Exchanges

During the nine months ended December 31, 2017, we agreed with two individual investors to exchange 11,497 restricted shares for the cancellation of 22,993 warrants and we entered into an Exchange Agreement with two institutional investors under which we issued 57,844 restricted shares in exchange for the cancellation of 77,125 warrants held by those investors. Additionally, we entered into an agreement with a former placement agent to issue 5,500 restricted shares in exchange for the cancellation of 11,000 warrants held by that placement agent. We measured the fair value of the shares issued and the fair value of the warrants exchanged for those shares and recorded losses for each of those exchanges based on the changes in fair value between the instruments exchanged.

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Interest Expense

Interest expense was $306,495 for the nine months ended December 31, 2017 compared to $115,308 in the corresponding prior period, an increase of $191,187. The various components of our interest expense are shown in the following table:

	Nine Months Ended	Nine Months Ended
	12/31/17	12/31/16	Change
Interest Expense	$91,119	$49,671	$41,448
Amortization of Deferred Financing Costs	–	27,641	(27,641)
Amortization of Note Discounts	215,376	37,996	177,380
Total Interest Expense	$306,495	$115,308	$191,187

As noted in the above table, the most significant factor in the $191,187 increase in interest expense was the $177,380 increase in the amortization of note discounts, which related to the amortization against the discount on our convertible notes. Other smaller factors in the change in our total interest were a $27,641 decrease in the amortization of deferred financing costs and a $41,448 increase in our contractual interest expense.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests decreased from approximately $5,613,000 in the nine month period ended December 31, 2016 to $4,374,000 in the nine month period ended December 31, 2017.

Basic and diluted loss attributable to common stockholders were ($0.40) for the nine month period ended December 31, 2017 compared to ($0.72) for the period ended December 31, 2016.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2017, we had a cash balance of $5,610,799 and working capital of $5,288,930. This compares to a cash balance of $1,559,701 and working capital of $985,496 at March 31, 2017.

On October 4, 2017, we consummated a public offering of 5,454,546 shares of common stock and warrants to purchase 5,454,546 shares of common stock, for total gross proceeds of $6.0 million. The offering was priced at $1.10 per unit with each unit comprised of one share of common stock and one common stock purchase warrant. The warrants carry a five-year term with an exercise price of $1.10 per share. The net proceeds of the offering were $5,289,735. H.C. Wainwright & Co. acted as exclusive placement agent for the offering. We expect the net proceeds from that offering coupled with cash on hand will finance our operations for the twelve month period from the date of this report.

In December 2017, four investors in the October 2017 Public Offering exercised 218,600 warrants through the payment of an aggregate of $240,460 before expenses to us.

Subsequent to December 31, 2017, sixteen investors that participated in the October 2017 Public Offering exercised 852,700 warrants for aggregate cash proceeds to us of $937,970 before expenses.

Also subsequent to December 31, 2017, we sold common stock under our Common Stock Sales Agreement with H.C. Wainwright (see Note 6) and from those sales raised net proceeds of $454,654 (after deducting $14,123 in commissions to H.C. Wainwright and $1,998 in other offering expenses) utilizing the sales agreement through the sale of 340,000 shares at an average price of $1.34 per share of net proceeds.

We will require significant additional financing beyond the 12 month period subsequent to the filing date of this Form 10-Q to fund the expected additional future clinical trials of our product in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. Should the financing we require to sustain our working capital needs be unavailable to us on reasonable terms, if at all, when we require it, we may be unable to support our research and FDA clearance activities including our planned clinical trials. The failure to implement our research and clearance activities would have a material adverse effect on our ability to commercialize our products and to remain as a going concern.

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Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, any continued delays in completing our clinical trials, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Management expects existing cash as of December 31, 2017 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these interim financial statements.

Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Condensed Consolidated Statements of Cash Flows, are summarized as follows:

	(In thousands) For the nine months ended
	December 31, 2017	December 31, 2016
Cash provided by (used in):
Operating activities	$(2,893)	$(2,644)
Investing activities	(24)	(3)
Financing activities	6,968	1,060
Net increase (decrease) in cash	$4,051	$(1,587)

NET CASH USED IN OPERATING ACTIVITIES. We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $2,893,000 in the nine months ended December 31, 2017 compared to $2,644,000 in the nine months ended December 31, 2016, an increase of $249,000.

NET CASH USED IN INVESTING ACTIVITIES. We used approximately $24,000 of cash to purchase laboratory and office equipment in the nine months ended December 31, 2017 compared to approximately $3,000 in the nine months ended December 31, 2016.

NET CASH PROVIDED BY FINANCING ACTIVITIES. In the nine months ended December 31, 2017 we generated approximately $6,968,000 from our financing activities primarily through the issuance of common stock, an increase of $5,908,000 over the $1,060,000 raised in the nine months ended December 31, 2016.

At the date of this filing, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement subject to successfully raising additional capital.

CRITICAL ACCOUNTING POLICIES

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting policies relate to revenue recognition, measurement of stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, and the classification of warrant obligations, and evaluation of contingencies. We believe estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial condition or results of operations.

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There have been no changes to our critical accounting policies as disclosed in our Form 10-K for the year ended March 31, 2017.

OFF-BALANCE SHEET ARRANGEMENTS

We have no obligations required to be disclosed herein as off-balance sheet arrangements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 4. CONTROLS AND PROCEDURES.

DISCLOSURE CONTROLS AND PROCEDURES

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report.

Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of such period, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act and are effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There have been no changes in our internal control over financial reporting during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

ITEM 1A. RISK FACTORS.

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the three months ended December 31, 2017, 63,829 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As one of our three outside directors elected to return 40% of his RSUs in exchange for cash in order to pay his withholding taxes on the share issuances, 10,638 of the RSUs were cancelled and we paid $12,127 in cash to that outside director.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

We have no disclosure applicable to this item.

ITEM 4. MINE SAFETY DISCLOSURES.

We have no disclosure applicable to this item.

ITEM 5. OTHER INFORMATION.

We have no disclosure applicable to this item.

ITEM 6. EXHIBITS.

(a) Exhibits. The following documents are filed as part of this report:

31.1	Certification of Principal Executive Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

101	Interactive Data Files

	101.INS	XBRL Instance Document
	101.SCH	XBRL Schema Document
	101.CAL	XBRL Calculation Linkbase Document
	101.DEF	XBRL Definition Linkbase Document
	101.LAB	XBRL Label Linkbase Document
	101.PRE	XBRL Presentation Linkbase Document

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AETHLON MEDICAL, INC.

Date: February 1, 2018	By:	/s/ JAMES B. FRAKES
JAMES B. FRAKES
CHIEF FINANCIAL OFFICER
CHIEF ACCOUNTING OFFICER

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2018

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-37487 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

8910 University Center Lane, Suite 660 San Diego, California	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the "Filings") contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant's management as well as estimates and assumptions made by Registrant's management. When used in the Filings the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward-looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 5.02 Appointment of a Director

Effective January 4, 2018, Sabrina Martucci Johnson joined the Board of Directors of Aethlon Medical, Inc. (the “Company”) and was appointed to its Audit Committee. Ms. Johnson meets the requirements to serve as an independent director of the Company under the applicable Nasdaq Rules.

Ms. Johnson founded Daré Science Operations, Inc. in 2015 and has served as President, CEO and a member of the Board of Directors since its inception. This company was acquired through a reverse merger by Cerulean Pharma Inc. on July 19, 2017, and Ms. Johnson assumed the roles of President, CEO and a member of the Board of Directors of the renamed company, Daré Bioscience, Inc.  Prior to founding Daré, Ms. Johnson was President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015. Before serving as President of WomanCare Global Trading, Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the for-profit Trading division as well as the United Kingdom-based non-profit division, from November of 2012 to July of 2013, when she joined full time as WomanCare’s Chief Financial Officer and Chief Operating Officer until becoming President of the Trading division. In addition, Ms. Johnson served as Chief Operating Officer and Chief Financial Officer of Cypress Bioscience, Inc. until its sale in 2010. Ms. Johnson also held marketing and sales positions with Advanced Tissue Sciences and Clonetics Corporation. She began her career in the biotechnology industry as a research scientist with Baxter Healthcare, Hyland Division, working on their recombinant factor VIII program.

Ms. Johnson currently serves on the YWCA of San Diego County Board of Directors as Past President, PPPSW Board of Directors, Athena San Diego Board of Directors as Vice Chair, Tulane University School of Science & Engineering Board of Advisors, University of California San Diego (UCSD) Librarian’s Advisory Board as Chair and Project Concern International Audit Committee. Ms. Johnson is also Immediate Past Co-President of Women Give San Diego, which funds non-profit organizations serving women and girls in San Diego. She holds an MIM from the American Graduate School of International Management (Thunderbird) with honors, a MSc. in Biochemical Engineering from the University of London, University College London, and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release, dated January 10, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: January 10, 2018	Chief Financial Officer

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Exhibit 99.1

Sabrina Martucci Johnson Joins Aethlon Medical’s Board of Directors

SAN DIEGO, CA, January 10, 2018 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a therapeutic technology company focused on unmet needs in global health and biodefense, today announced the appointment of Sabrina Martucci Johnson to its Board of Directors and to its Audit Committee. Ms. Johnson qualifies as an independent director under the Nasdaq Rules.

“We are very pleased to have Sabrina join the Aethlon team,” stated Aethlon Medical founder and CEO, Jim Joyce. “With the recent “Breakthrough Device” designation of our Hemopurifer, Sabrina’s appointment reflects our focus to build a Board of Directors with relevant experience in transitioning clinical-stage therapies to the marketplace.”

"I am pleased to be joining the board and assisting in the strategy to bring the Aethlon Hemopurifier® therapeutic device to market,” stated Sabrina Martucci Johnson. “It is an honor to work on a program that has the opportunity to address life-threatening viral infections that are not addressed with approved therapies."

Sabrina Martucci Johnson is the Founder and CEO of DARÉ Bioscience (NASDAQ:DARE), a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health.  Prior to founding DARÉ, Sabrina was President of WomanCare Global Trading, a global provider of women’s health products, and CFO/CAO of the California Institute for Biomedical Research.  She served as COO and CFO of Cypress Bioscience, Inc. (NASDAQ:CYPB), the developer of the PROSORBA column, where she launched and secured a global partner for that apheresis product until its sale for $250 million in 2010. She also held sales and marketing positions with Advanced Tissue Sciences and Clonetics Corporation.  She began her career in the biotechnology industry as a research scientist with Baxter Healthcare.

In the community Sabrina serves on the board of organizations that advance the economic well-being and health of women and girls and promote education.  She serves on the YWCA of San Diego County Board of Directors as immediate past-president, Clearity Foundation Board of Directors, Athena Board of Directors as Co-Chair, Tulane University School of Science & Engineering Board of Advisors, University California San Diego Librarian’s Advisory Board, Project Concern International Audit Committee, and Sabrina is the immediate past co-president of Women Give San Diego.

Sabrina has a Master of International Management with honors from the American Graduate School of International Management (Thunderbird); a MSc. in Biochemical Engineering from the University of London, University College London; and a BSc. in Biomedical Engineering from Tulane University, magna cum laude.

About Aethlon Medical, Inc.

Aethlon Medical is focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a first-in-class therapeutic device designed to address life-threatening viral infections. The United States Food and Drug Administration (FDA) has designated the Hemopurifier® to a Breakthrough Device related to the treatment of life-threatening viruses that are not addressed with approved therapies.

In collaboration with leading government and non-government research institutes, Aethlon has validated the ability of the Hemopurifier® to capture a broad-spectrum of pandemic influenza viruses, mosquito-borne viruses and deadly hemorrhagic viruses. Based on its use to treat Ebola virus, the Hemopurifier® was named a "Top 25 Invention" and one of the "Eleven Most Remarkable Advances in Healthcare," by TIME Magazine.

Aethlon is also investigating the potential therapeutic use of the Hemopurifier® to reduce the presence of tumor-derived exosomes, which contribute to immune-suppression and the spread of metastasis in cancer patients. Additionally, Aethlon is the majority owner of Exosome Sciences, Inc. (ESI), which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disorders, including Alzheimer's disease (AD) and Chronic Traumatic Encephalopathy (CTE). Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com. You can also connect with us on Twitter, LinkedIn, Facebook and Google+.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Forward-looking statement includes statements relating to the public offering and the satisfaction of closing conditions relating to the public offering, as well as general economic and market factors. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to maintain its listing on the Nasdaq Capital Market, or any other national securities exchange, that the Company or its subsidiary will not be able to commercialize its products, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Company's products, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, the ability of the Company to meet the milestones contemplated in its contract with DARPA, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2017, and in the Company's other filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes

Chief Financial Officer

Aethlon Medical, Inc.

858-459-7800 extension 3300

Jfrakes@aethlonmedical.com

Investor Relations:

John Marco

CORE IR

516 222 2560

johnm@coreir.com

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